Exhibit No. 99.2

NEORX SUBMITS PLAN FOR STR PIVOTAL CLINICAL
PROGRAM TO FDA

Complete Response Rates of Approximately 40% Achieved at
Proposed STR Dose

Seattle, WA, July 1, 2003 — NeoRx Corporation (Nasdaq: NERX) today announced that it has submitted to the US Food and Drug Administration (FDA) its proposed pivotal clinical program for registration of Skeletal Targeted Radiotherapy (STR).  NeoRx is developing STR for use with high-dose chemotherapy (melphalan) and autologous stem cell transplantation for treatment of patients with multiple myeloma.  Subject to authorization from the FDA, NeoRx plans to begin patient enrollment in early 2004.

Data from phase I/II clinical trials, presented recently at the 50th Annual Meeting of the Society for Nuclear Medicine, show that STR in combination with melphalan at the doses proposed for the pivotal clinical program achieved complete response rates of approximately 40%.  Patient response to therapy was independently assessed using rigorous established criteria (Bladé criteria).  These data for STR compare very favorably with complete response rates reported for multiple myeloma patients treated with the available chemotherapeutics.  Standard and recently approved chemotherapeutics for non-transplant regimens for multiple myeloma generally provide complete response rates of less than 5%.

STR has been shown to have a favorable acute toxicity profile.  The potential for delayed toxicity, as experienced by some phase I/II patients, can be prevented effectively with modified administration and patient management, and a controlled maximum radiation dose.

STR is a targeted therapeutic comprised of a small-molecule bone-seeking agent coupled to the radionuclide holmium-166.  NeoRx’s initial therapeutic focus is multiple myeloma, a cancer of the bone marrow.  STR also has therapeutic potential for other cancers that arise in the bone marrow (e.g., leukemias), and cancers that metastasize to the bone from other tissues and organs (e.g., breast and prostate cancer).

NeoRx is a cancer therapeutics company developing products for targeted delivery of anti-cancer agents, including radiopharmaceuticals, to tumor sites.

This release contains forward-looking statements relating to the development of the Company’s products and future operating results that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  The words “believe,” “expect,” “intend”, “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking.  These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.  Factors that could affect the Company’s actual results include conditions in the capital markets in general and in the life science capital market specifically which may affect potential financing sources for the development of NeoRx’s business, the progress and costs of clinical trials and the timing of regulatory approvals, the ability to successfully develop and commercialize products and the risks and uncertainties described in NeoRx’s current and periodic reports filed with the Securities and Exchange Commission, including NeoRx’s Annual Report on Form 10-K for the year ended December 31, 2002 and its latest Quarterly Report on Form 10-Q.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Visit NeoRx at www.neorx.com.

NeoRx is a registered trademark of NeoRx Corporation in the United States and/or foreign countries.

© 2003 NeoRx Corporation. All Rights Reserved.